Exhibit 99.1
FOR IMMEDIATE RELEASE
Harris Interactive Appoints Steven L. Fingerhood as Independent Director
ROCHESTER, N.Y. — March 31, 2008 — Harris Interactive® (NASDAQ:HPOL) has appointed Steven L. Fingerhood, co-founder and managing partner of ZF Partners, LP, a private investment partnership that makes concentrated investments in software and technology-enabled service companies, to its board as an independent director effective April 1, 2008. Mr. Fingerhood replaces Leonard Bayer, who will retire from the board on March 31, 2008.
“Steven has a history of helping build long-term value in companies. My colleagues and I welcome him to the board and we look forward to his input and active involvement as we seek to leverage the Company’s key assets to maximize future growth and value,” stated George Bell, chairman.
“Steven Fingerhood brings to our board a wealth of relevant experience, a fresh perspective and a clear commitment to the future of the Company,” stated Gregory T. Novak, CEO. “I am pleased that he has joined us and I look forward to working with him and his colleagues at ZF Partners to grow shareholder value,” Novak concluded.
“Harris Interactive has a proud history of innovation and uncompromising quality,” said Mr. Fingerhood. “As a recognized leader in Internet-based custom market research, the Harris organization has developed substantial intrinsic value. I look forward to contributing to the board’s efforts as an active director and to seeing the company fully realize its enormous potential, for the benefit of its clients, employees and shareholders,” Fingerhood added.
Mr. Fingerhood has over twenty years of experience as an entrepreneur, investor and senior executive in the technology and business services industries. Before co-founding ZF Partners, he founded Zero Gravity Technologies Corporation, which developed document security solutions, and served as its Chairman and CEO until its sale to InterTrust Technologies Corporation. Prior to that, he founded and led Direct Language Communications, Inc., a provider of localization services to the technology industry. Steven currently serves as an independent director for I-Many (NASDAQ: IMNY), a provider of enterprise-level contract management software and services. Mr. Fingerhood holds an AB in Economics from Harvard College and a JD from Harvard Law School.
According to a Schedule 13D filed with the SEC on November 1, 2007, ZF Partners, LP and affiliated entities own 5,001,031 shares of HPOL; which at the time of the filing represented 9.4% of the total shares outstanding.
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About Harris Interactive
Harris Interactive is a global leader in custom market research. With a long and rich history in multimodal research, powered by our science and technology, we assist clients in achieving business results. Harris Interactive serves clients globally through our North American, European and Asian offices and a network of independent market research firms. For more information, please visit http://www.harrisinteractive.com/.
Contact:
Dan Hucko
SVP, Corporate Communications — Investor Relations
Harris Interactive Inc.
585-214-7470
800-866-7655 x7470
Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the “Risk Factors” section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
Harris Interactive Inc. 3/08

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